Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS 2014 FIRST QUARTER

Results Reflect Significantly Improved Performance

HOUSTON, TX – May 12, 2014 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Financial Results Compared to First Quarter 2013:
•	Revenues were $134.5 million compared to $111.0 million;
•	Gross margin increased to 5.8% of revenues from 1.2%;
•	General and administrative expenses as a percentage of revenues declined to 6.3% compared to 8.7%;
•	Other operating income was $1.1 million, which included the benefit of $1.0 million related to the revaluation of a receivable previously written off, compared to $0.3 million;
•	Operating income was $0.4 million compared to an operating loss of $7.9 million;
•	Net income attributable to Sterling common stockholders was $0.2 million compared to a net loss of $4.6 million;
•	Net earnings per diluted share attributable to common stockholders were $0.01 compared to a loss of $0.39.

First Quarter 2014 Bookings and Backlog Highlights:
•	Bookings during the quarter of $190 million increased 60% from the fourth quarter of 2013, representing a book-to-bill ratio of 1.4:1;
•	Total backlog at March 31, 2014 reached a record $799 million, up 16.3% since December 31, 2013 and an increase of 15.3% from the backlog at March 31, 2013;
•	Total backlog at March 31, 2014 excluded $71 million of projects where the Company was the apparent low bidder, but had not yet been awarded the contract; and,
•	We estimate that the average gross margin of our projects in backlog is in the mid-to-high single digit range.

Business Overview
Revenues for the first quarter of 2014 increased 21.2% compared to the first quarter of 2013 due to an increased number of projects in process, largely in our Texas market.

Gross profit in the first quarter of $7.9 million represented a gross margin of 5.8%, up from $1.4 million, with a gross margin of 1.2% in the first quarter of 2013 due to the improved overall profitability of projects.  Projects in 2013 were impacted by downward revisions on several large jobs, particularly in the Texas market.

General and administrative expenses in the first quarter of 2014 decreased $1.1 million to $8.5 million, or 6.3% of revenues, from $9.6 million, or 8.7% of revenues in the first quarter of 2013.  This decrease is primarily attributable to a decline in employee benefit and other non-recurring costs paid in the first quarter of 2013 to enhance the leadership of our information systems management team, as well as for consultant fees and other investments aimed at improving our operational performance in the first quarter of 2013.

Capital expenditures for the first quarter of 2014 were $2.3 million, compared with $4.9 million in the first quarter of 2013.  The year-over-year decline reflects the Company’s efforts started during 2012 to right-size its fleet and acquire new equipment that meets the demands of its changing marketplace.  Capital expenditures for 2014 are expected to be consistent with 2013 levels of approximately $15 million.

Financial Position at March 31, 2014:
•	Working capital totaled $25.1 million, including $1.3 million of cash and cash equivalents;
•	The Company had borrowings of $20.7 million on its credit facility and availability of $17.3 million;
•	Tangible net worth was $77.6 million; and,
•
Subsequent to the end of the first quarter 2014, the Company completed an equity offering that generated approximately $14.0 million in net proceeds, which will be used to repay a portion of its outstanding indebtedness and for general corporate purposes.

CEO Remarks
Peter MacKenna, President & Chief Executive Officer of Sterling commented, “The first quarter was a good start to the year and we are cautiously optimistic that our improvement in revenues and gross profit marks the beginning of what will be a sustained turnaround in our financial results.  We generated strong bookings in the quarter, which reflect the success of our strategy to target smaller, shorter duration projects and to increase the level of collaboration between our business units to take advantage of our unique skills and broad based geographical presence.  Our record backlog of nearly $800 million as of March 31, 2014 positions us for continued revenue growth in the coming quarters.  Lastly, we are pleased to announce that the three problem jobs that have been weighing on our profitability are substantially complete and will be open to traffic this week.”

Outlook
Mr. MacKenna concluded, “Looking ahead to the balance of 2014, we expect our revenues to be higher than the prior year, reflecting our robust backlog levels.  We anticipate that gross margins will be in the mid-to-high single digits as we continue to execute effectively on projects in backlog, and accurately bid new jobs with attractive margin profiles.  With enhancements to our corporate infrastructure largely completed, we expect general and administrative expenses to remain at approximately 6% of revenues.  Capital expenditures should be essentially the same as those in 2013 as our current fleet of equipment, supplemented by leased assets as needed, provides us with more than adequate capacity to execute on our growing backlog.  Finally, due in part to the cooperation of our primary lender and the market’s receptivity to our recent equity offering, we have sufficient working capital to support our operations as we continue to execute our turnaround.”

Conference Call
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, today, Monday, May 12, 2014.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Thomas R. Wright, EVP & Chief Financial Officer Brian Manning, P.E. EVP & Chief Development Officer 281-821-9091	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues	$134,538	$111,035
Cost of revenues	(126,669)	(109,650)
Gross profit	7,869	1,385
General and administrative expenses	(8,484)	(9,611)
Other operating income, net	1,056	343
Operating income (loss)	441	(7,883)
Gain on sale of securities	--	482
Interest income	358	281
Interest expense	(319)	(99)
Income (loss) before income taxes and earnings attributable to noncontrolling owners’ interests	480	(7,219)
Income tax benefit	--	2,800
Net income (loss)	480	(4,419)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(275)	(161)
Net income (loss) attributable to Sterling common stockholders	$205	$(4,580)

Net earnings (loss) per share attributable to Sterling common stockholders:
Basic	$0.01	$(0.39)
Diluted	$0.01	$(0.39)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,667,939	16,598,255
Diluted	16,855,173	16,598,255

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,287	$1,872
Contracts receivable, including retainage	78,345	77,245
Costs and estimated earnings in excess of billings on uncompleted contracts	18,751	11,684
Inventories	6,030	6,189
Receivables from and equity in construction joint ventures	11,196	6,118
Other current assets	11,485	11,377
Total current assets	127,094	114,485
Property and equipment, net	89,432	93,683
Goodwill	54,820	54,820
Other assets, net	9,475	10,030
Total assets	$280,821	$273,018
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$62,006	$61,599
Billings in excess of costs and estimated earnings on uncompleted contracts	27,447	31,576
Current maturities of long-term debt	194	134
Income taxes payable	2,036	2,035
Accrued compensation	6,809	5,755
Current obligation for noncontrolling owners’ interest in subsidiaries and joint ventures	196	196
Other current liabilities	3,330	4,504
Total current liabilities	102,018	105,799
Long-term liabilities:
Long-term debt, net of current maturities	21,084	8,331
Member’s interest subject to mandatory redemption and undistributed earnings	24,169	23,989
Other long-term liabilities	1,126	2,105
Total long-term liabilities	46,379	34,425
Commitments and contingencies (Note 8)
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,678,104 and 16,657,754 shares issued	167	167
Additional paid in capital	191,160	190,926
Retained deficit	(62,112)	(62,317)
Accumulated other comprehensive income	27	117
Total Sterling common stockholders’ equity	129,242	128,893
Noncontrolling interests	3,182	3,901
Total equity	132,424	132,794
Total liabilities and equity	$280,821	$273,018